Exhibit 99
                                                              PR NEWSWIRE

                  NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
            RESULTS OF ANNUAL MEETING AND FIRST QUARTER NET INCOME



Red Bank, N.J. February 12, 2007 -- North European Oil Royalty Trust (NYSE-NRT) reported that at the Annual Meeting of Unit Owners held today the currently serving Trustees, Robert P. Adelman, Samuel M. Eisenstat, Lawrence
A. Kobrin, Willard B. Taylor and Rosalie J. Wolf, were re-elected.

Net income for the first three months of fiscal 2007 was also reported at the Annual Meeting, as indicated below with a comparison to net income from the prior year's equivalent quarter:

                               Three Months Ended       Three Months Ended

                                     1/31/07                  1/31/06
                                     -------                  -------

German Royalties Received          $ 8,483,387              $ 8,184,669

Net Income                           8,260,186                7,944,609

Net Income Per Unit                   90 cents                 87 cents

Units Outstanding
     at End of Period                9,190,590                9,184,026


The Trust reported net income of 90 cents per unit for the first quarter of fiscal 2007. While gas sales declined in the period from October through December 2006 due to the unseasonably warm weather in Germany, this decline was offset by the increases in gas prices. As a result, royalty income in
Euros was virtually flat.   However, the higher average exchange rate
increased royalty income when converted to dollars and permitted the higher distribution for the first quarter of fiscal 2007.

For the quarter just ended the amount of gas sold under the higher royalty rate agreement (the "Mobil Agreement") declined 10.38% to 17.512 billion cubic feet ("Bcf") from 19.540 Bcf in the first quarter of fiscal 2006.
Under the Mobil agreement average gas prices for the first quarter increased 10.84% to 2.2673 Eurocents/Kwh ("Ecents/Kwh") from 2.0456 Ecents/Kwh in the first quarter of 2006. For the quarter just ended the amount of gas sold under the lower royalty rate agreement (the "OEG Agreement") declined 12.32% to 41.976 Bcf from 47.876 Bcf in the first quarter of fiscal 2006. Average gas prices under the OEG Agreement increased 13.08% to 2.4017 Ecents/Kwh from 2.1240 Ecents/Kwh in the first quarter of 2006. Based upon the Euro conversion rates applied to the amount of royalties in Euros received by the Trust during the quarter just ended, the average values of the Euro under the Mobil and OEG Agreements increased 9.38% and 7.65% to dollar equivalent values of $1.3058 and $1.3044, respectively. When converted into more familiar terms using the applicable exchange rates, the average gas prices for gas sold under the Mobil and OEG Agreements were $8.51/Mcf and $8.80/Mcf, respectively. The corresponding prices for the first quarter of fiscal 2006 were $7.02/Mcf and $7.23/Mcf, respectively.

The distribution of 89 cents per unit previously declared will be paid on February 28, 2007 to owners of record as of February 13, 2007. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at neort@aol.com.